                                                                    EXHIBIT 99.1

November 18, 2004



Duston Williams
153 Fremont Ave.
Los Altos, CA  94022

Dear Duston,

On behalf of Maxtor Corporation I am pleased to offer you the regular full-time position of Executive Vice President, Finance & Chief Financial Officer reporting to the CEO. Your monthly salary will be $37,500. You will begin your participation in Maxtor's Incentive Plan with the Program for 2005 at an anticipated participation level of 60% of your base salary, subject to the terms and conditions of the Plan. The terms and conditions of the Plan are subject to approval by the Board of Directors and we will be releasing details as soon as possible.

We will recommend to the Board of Directors that you be granted an option to purchase 300,000 shares and 100,000 Restricted Stock Units of Maxtor Corporation Common Stock. This recommendation will be reviewed and voted upon by the Board of Directors at an upcoming meeting after you join the Company. Your eligibility to purchase shares of the Company will be governed by Maxtor's Stock Option Plan. You will receive more information about the exercise price, vesting schedule, and other details of both programs after the approval.

In addition, you will be entitled to a total hire-on bonus of $200,000 payable $100,000 within 30 days of your start date and $100,000 payable on April 1, 2005. The full amount of the hire-on bonus ($200,000) shall be refundable in the event of a voluntary resignation within the first two years of employment.

Maxtor provides its employees with competitive benefits, including medical, dental, life and long-term disability insurance coverage, a 401(k) plan with company matching, a stock purchase plan, four weeks paid personal time-off and ten paid holidays annually. As an executive, you will be eligible for an annual executive health physical exam, car allowance of $700.00 a month, participation in a deferred compensation plan and you will be provided with an allowance up to $5,000.00 per year to reimburse you for personal financial, tax or legal consulting services.

I have enclosed a copy of the Maxtor Employee Agreement Regarding
Confidentiality and Inventions for your review. Your employment will be conditional upon your completing and signing this document during your new employee orientation process.

You will also be asked to sign the Executive Retention and Severance Plan consistent with your position. Highlights of this plan are shown in the attachment.

This offer of employment is contingent upon your agreeing to and passing a drug screening analysis. It is essential that you take care of this drug analysis requirement within 48 hours of your acceptance of this offer, as we must have the results prior to you commencing employment with Maxtor. In a separate letter, we will be providing you information on completing your drug test. If you should have any questions, please call Margie Navalta in the Human Resources Department (408) 894-6002.

This offer is also contingent upon the satisfactory completion of a reference and background check.

Job responsibilities, compensation, and other conditions of your employment with Maxtor may be subject to change without notice at any time based on the Company's operating conditions. This Agreement shall be construed in with the laws of the State of California, without giving effect to principles of conflict of laws.

Duston, I look forward to having you as a member of Maxtor's team and am confident that you will make significant contributions to the Company's success. If you accept this offer, please sign the response portion of this letter (as well as any attachments) and return them to me.

Please plan on attending new employee orientation at 500 McCarthy Boulevard; in Building 2 Lobby at 9:30 am on the Monday you begin employment. In compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. An I-9 (work eligibility) Form has been included for your reference. Please review this document and bring the appropriate identification with you to orientation. Such documentation MUST be provided within three (3) business days of your date of hire.

Sincerely.


/s/ John Viera
--------------------------------------
John Viera
Senior Vice-president, Human Resources

Accepted: /s/ Duston Williams      Date: December 3, 2004
          -------------------

I hereby accept the foregoing offer of employment, commencing December 3, 2004. I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter.

                           RECRUITMENT BONUS AGREEMENT

In accepting a recruitment bonus of $200,000 payable $100,000 within 30 days of your start date and $100,000 payable April 1, 2005, I acknowledge that this amount will be subject to all applicable payroll taxes. I further understand and agree that if I voluntarily terminate my employment with Maxtor Corporation, prior to the completion of two (2) years of employment, I will repay the net amount of the bonus I received. Should I voluntarily terminate my employment within this two year period, I hereby authorize Maxtor to deduct the amount of this bonus from my final paycheck and I agree to pay any amount not covered by the final paycheck within thirty (30) days of my termination date.

I understand and agree that this Recruitment Bonus does not alter the status of my "at will" employment relationship with Maxtor.

                           Signed: /s/ Duston Williams
                                   ---------------------

                           Date Signed: December 3, 2004

                           Hire Date: December 3, 2004